EXHIBIT 99.2

30 DC ANNOUNCES MAGCAST IPAD MAGAZINE GO SOCIAL FILM IS UP FOR "FILM MAGAZINE OF THE YEAR"

New York, NY, November 19, 2012, 30DC, Inc. (OTC: TDCH), a provider of web-based tools for the monetization of digital content, is pleased to announce that Go
Social                               Film                               Magazine
(https://itunes.apple.com/us/app/gs-film-mag/id524555282?mt=8),     an    online
interactive magazine that was created using the MagCast Platform, received a nomination for Film Magazine of the Year by the Digital Magazine Awards 2012.

The Digital Magazine Awardsare the most coveted awards in the international magazine industry and celebrate the best magazines, individuals and advertisers from the digital publishing industry. The awards recognize the breathtaking achievement and innovation developed within the sector over the past year.

Go Social Film Magazine is published by Go Social LLC. Go Social Film Magazine's mission is to seek out talented international filmmakers with unique and compelling short films, and bring them to a global audience via the iPad and iPad mini. Launched at the at the Cannes Film Festival, May 2012, 30DC management believes that the Go Social Film Magazine illustrates that MagCast is the digital publishing platform for niche Internet content creators and not just traditional legacy print magazines looking to create a digital version.

Ed Dale 30DC CEO in commenting on this achievement stated, "The recognition of Go Social Film Magazine by the Digital Magazine Awards demonstrates again the exceptional capability of the MagCast platform as a next generation Internet communications tool for information providers looking to monetize digital information or products. Go Social Films was literally created from scratch and in less than 6 months is competing against magazine industry heavy weights, which is a phenomenal accomplishment. Any entrepreneurs, bloggers, aspiring writers, website owners, with imagination and the ability to develop and acquire interesting niche content are now in a position to launch an iPad Magazine". MagCast is now available for a monthly license for $297 per month. To sign up: http://www.magcasting .co/pricing.php

MagCast is a collaboration of 30DC and Netbloo Media Ltd., who jointly developed the concept and design of the platform. More information about the MagCast publishing platform can be found at www.MagCast.co.

ABOUT 30DC, INC. (HTTP://WWW.30DCINC.COM)

30DC provides web-based tools for the monetization of digital content. The Company's MagCast publishing platform offers an apps development and maintenance tool for publishers seeking to circulate content on a single issue or subscription basis. MagCast utilizes Apple's marketplace for digital media, and Newsstand as the customer interface, which provides electronic distribution and collects revenue.

The Company operates Internet educational services the Challenge (formerly the 30 Day Challenge) and Immediate Edge. The Challenge is a free module-based training program designed for individuals looking to learn about Internet marketing at their own pace. It can be accessed online at http://www.challenge.co. To date the education program has schooled more than 190,000 individuals, and currently has approximately 100,000 active online members.

Immediate  Edge  is one  of  the  longest  running  subscription-based  Internet
Marketing programs on the web. Immediate Edge serves as a research and development department for hard core Internet marketers to stay up-to-date with the latest industry trends on Internet Marketing and learn the most innovative ways of making money online. Immediate Edge course content includes, advice on selling digital products and services, how to run membership sites, affiliate management systems, rewards programs, and search engine optimization services. Immediate Edge can be accessed online at http://www.immediateedge.com.

ABOUT NETBLOO MEDIA LTD (HTTP://WWW.MARKETPROMAX.COM)

Netbloo Media Ltd is a Digital Marketing agency based in Asia Pacific with clients around the world. Netbloo Media Ltd helps online startups as well as big corporate players by providing custom Digital Marketing solutions including product Launch consulting, mobile Apps development, targeted web applications and media campaigns. Netbloo Media Ltd is responsible for some of the most "game changing" products including, Market Pro Max and The MagCast Publishing Platform.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materiall y from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional: Ted Greenberg CFO 30DC, Inc.
Phone: 917-670-6678
-mail: ted.greenberg@30dcinc.com or visit http://www.30dcinc.com
Source: 30DC, Inc